Exhibit 8.1

LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation

AssistGlobal Inc.	British Columbia, Canada
AssistGlobal USA Inc.	Nevada, USA

C:\DOCUME~1\FILING~1\LOCALS~1\Temp\Annual Report 20F 6-16-05 Final.doc	66	last saved